Exhibit 99.1

Company Contact:

Dan Johnston

Chief Financial Officer

314-678-6007

Investor Contact:

EVC Group, Inc.

Douglas Sherk & Jenifer Kirtland

415-896-6820

Media Contact:

EVC Group, Inc.

Steve DiMattia

646-201-5445

Stereotaxis Reports 2010 Financial Results, Provides 2011 Financial Outlook

-2010 Revenue of $54.1 Million, Up 5.7% from 2009-

-2010 Record Recurring Revenue of $22.9 Million, Up 24.0% from 2009-

-2010 Global Capital Orders of $41.0 Million, Up 48% from 2009-

-2010 Gross Margin of 71.2%, Compared to 66.7% in 2009-

-Conference Call Today at 4:30 p.m. Eastern Time-

ST. LOUIS, MO, February 28, 2011—Stereotaxis, Inc. (NASDAQ: STXS) today reported financial results for the full year and fourth quarter ended December 31, 2010. Full year 2010 results included continued momentum in new capital orders, record recurring revenue and record gross margins. In addition, the Company reported reduced operating expenses for the year, which helped to drive decreases in both operating loss and net loss compared to 2009. The Company also provided its financial outlook for 2011.

For the full year 2010, revenue grew 5.7% to $54.1 million compared with $51.1 million in 2009. Recurring revenue increased 24.0% to $22.9 million from $18.5 million in 2009.

Revenue for the fourth quarter 2010 totaled $14.5 million, compared to $14.1 million in the fourth quarter 2009 and $13.9 million in the third quarter of 2010. The Company recognized revenue of $5.0 million in Niobe® robotic systems and $3.3 million in OdysseyTM systems in the fourth quarter 2010. As the Company expected and previously announced in its third quarter 2010 financial results, installation delays during the fourth quarter 2010 impacted revenue growth in the period. Disposables, services and accessories revenue for the quarter ended December 31, 2010 increased 22.2% to a record $6.3 million from the recurring revenue reported for the year-ago quarter, and reflects continued growth in clinical procedures.

“In 2010 we achieved significant progress toward our goal of establishing our Niobe robotic platform as a new standard of care for EP interventional medicine that we believe offers improved safety, efficacy and cost of care,” said Michael P. Kaminski, President and Chief Executive Officer of Stereotaxis. “The strength in global new capital orders confirms that we continue to make progress in our key initiatives of driving stronger Niobe reference sites and expanding our Odyssey business into standard EP labs. Our efforts to increase gross margins led to gross margins for the year of 71 percent. In addition, we continue to effectively manage operating expenses, which resulted in substantial reductions in both operating loss and net loss compared to 2009.”

“As we look ahead to 2011, we are poised to further drive clinical adoption of Niobe with the recent expansion of our catheter strategic partnership, our growing body of clinical research and our focus on innovation to bring compelling value to the EP lab,” stated Mr. Kaminski.

During 2010, a total of 8,900 electrophysiology (EP) procedures were performed with the Niobe robotic system, a 26% increase from the 7,000 EP procedures performed in 2009.

Full year 2010 new capital orders were $41.0 million, up 48% over the level reported in 2009. The Company generated global new capital orders in the fourth quarter 2010 of $11.4 million, a 48% increase over the capital orders placed during the fourth quarter of 2009. Global orders for the Company’s Niobe robotic system for the fourth quarter 2010 increased 84% to $8.3 million from the $4.5 million in Niobe orders reported in the fourth quarter 2009. Odyssey system orders in the fourth quarter 2010 were $3.1 million. New capital orders from North America were $4.2 million, or 37% of total orders in the fourth quarter of 2010.

Fourth Quarter 2010 Financial Performance

Gross margin for the quarter ended December 31, 2010 increased 12.8% to $10.7 million from $9.5 million in the fourth quarter of 2009. This represents a gross margin percentage of 73.4% compared with 67.3% in the year ago period. Fourth quarter 2010 operating expenses totaled $14.1 million, substantially below the $15.3 million reported in fourth quarter 2009, representing the Company’s continued focus on cost control. Cash burn for the fourth quarter of 2010 was $5.6 million.

The operating loss for the fourth quarter 2010 was $(3.4) million, compared to an operating loss of $(5.8) million for the fourth quarter 2009. The net loss for the fourth quarter 2010 was $(2.5) million, or $(0.05) per share, compared to a net loss of $(6.7) million, or $(0.14) per share, reported for the fourth quarter 2009. Net loss for the fourth quarter 2010 included other income of $1.5 million in federal grants under the Qualifying Therapeutic Discovery Project Program that was enacted under the Patient Protection and Affordable Care Act of 2010. The weighted average shares for the fourth quarter of 2010 totaled 52.5 million compared with 48.4 million in the fourth quarter of last year. The increase was due in large part to the issuance of 4.6 million shares as part of the stock offering completed in November 2010.

At December 31, 2010, Stereotaxis had cash and cash equivalents of $35.2 million, compared to $21.8 million on September 30, 2010. Total debt was $28.9 million, including $11.0 million drawn against the Company’s $30 million line of credit.

2011 Financial Outlook

Stereotaxis provided its outlook for 2011 as follows:

•	New capital order growth expected to be in the mid-30% range

•	Total revenue growth expected to be in the range of 20% to 30%

•	Gross margins expected to be in the high-60% range

•	Operating expenses expected to be in the range of $62 million to $63 million

Conference Call Information

Stereotaxis will hold a conference call today, February 28, 2011 at 4:30 p.m. Eastern Time, to discuss fourth quarter and full year 2010 results and operational highlights. The dial-in number for the conference call is 1-877-941-6010 for domestic participants and 1-480-629-9772 for international participants. An audio replay of the call will be available for seven days following the call, and can be accessed by dialing 1-800-406-7325 for domestic callers and 303-590-3030 for international callers, both using passcode 4411034#. The call will also be available on the Internet live and for 90 days thereafter at www.stereotaxis.com.

About Stereotaxis	www.stereotaxis.com	www.odysseyexperience.com

Stereotaxis designs, manufactures and markets an advanced cardiology instrument control system for use in a hospital’s interventional surgical suite to enhance the treatment of coronary artery disease and arrhythmias. The Niobe® Remote Magnetic Navigation System is designed to enable physicians to complete more complex interventional procedures by providing image guided delivery of catheters and guidewires through the blood vessels and chambers of the heart to treatment sites. This is achieved using computer-controlled, externally applied magnetic fields that govern the motion of the working tip of the catheter or guidewire, resulting in improved navigation, shorter procedure time and reduced x-ray exposure.

Stereotaxis’ Odyssey™ portfolio of products provides an innovative enterprise solution for integrating, recording and networking interventional lab information within hospitals and around the world. Odyssey™ Vision integrates data for magnetic and standard interventional labs, enhancing the physician workflow through a consolidated display of multiple systems and eliminating the challenge of interacting simultaneously with many separate diagnostic systems. Odyssey™ Enterprise Cinema then captures a complete record of synchronized procedure data that can be viewed live or from a comprehensive archive of cases performed. Odyssey™ then enables hospitals to efficiently share live and recorded clinical data anywhere around the world to maximize referrals and promote collaboration.

The core components of the Stereotaxis systems have received regulatory clearance in the U.S., Europe, Canada and elsewhere. For more information, please visit www.stereotaxis.com and www.odysseyexperience.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase our systems and the timing of such purchases, competitive factors, changes resulting from the recently enacted healthcare reform in the U.S., including changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approvals, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.

STEREOTAXIS, INC.

BALANCE SHEETS

(Unaudited)

	December 31, 2010	December 31, 2009
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$35,248,819	$30,546,550
Accounts receivable, net of allowance of $367,536 and $322,463 in 2010 and 2009, respectively	13,915,569	11,152,648
Current portion of long-term receivables	30,800	66,800
Inventories	5,441,475	4,403,675
Prepaid expenses and other current assets	4,557,718	3,872,535

Total current assets	59,194,381	50,042,208
Property and equipment, net	3,840,622	4,790,310
Intangible assets	2,578,986	1,144,445
Long-term receivables	109,266	138,441
Other assets	38,537	5,112

Total assets	$65,761,792	$56,120,516

Liabilities and stockholders’ equity
Current liabilities:
Current maturities of long-term debt	$20,894,091	$13,333,333
Accounts payable	8,796,182	3,881,205
Accrued liabilities	6,966,571	8,615,287
Deferred contract revenue	6,600,313	7,191,492
Warrants	3,541,798	4,142,614

Total current liabilities	46,798,955	37,163,931

Long-term debt, less current maturities	8,000,000	10,346,655
Long-term deferred contract revenue	478,850	948,574
Other liabilities	8,741	20,013

Stockholders’ equity:
Preferred stock, par value $0.001; 10,000,000 shares authorized at 2010 and 2009; none outstanding at 2010 and 2009	—	—
Common stock, par value $0.001; 100,000,000 shares authorized at 2010 and 2009; 54,746,240 and 50,208,171 issued at 2010 and 2009, respectively	54,746	50,208
Additional paid-in capital	354,002,770	331,249,918
Treasury stock, 40,151 shares at 2010 and 2009	(205,999)	(205,999)
Accumulated deficit	(343,376,271)	(323,452,784)

Total stockholders’ equity	10,475,246	7,641,343

Total liabilities and stockholders’ equity	$65,761,792	$56,120,516

STEREOTAXIS, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Revenue
System	$8,293,334	$8,966,960	$31,120,034	$32,661,573
Disposables, service and accessories	6,250,962	5,114,431	22,931,203	18,487,982

Total revenue	14,544,296	14,081,391	54,051,237	51,149,555

Cost of revenue
System	3,236,975	3,990,424	12,719,200	13,240,430
Disposables, service and accessories	625,807	619,061	2,845,487	3,781,203

Total cost of revenue	3,862,782	4,609,485	15,564,687	17,021,633

Gross margin	10,681,514	9,471,906	38,486,550	34,127,922

Operating expenses:
Research and development	2,648,191	4,012,977	12,244,163	14,260,854
Sales and marketing	7,768,084	7,269,738	30,178,818	28,694,540
General and administration	3,685,052	4,003,449	15,022,689	15,010,490

Total operating expenses	14,101,327	15,286,164	57,445,670	57,965,884

Operating loss	(3,419,813)	(5,814,258)	(18,959,120)	(23,837,962)
Other income/(expense)	2,010,516	845,470	2,060,346	911,977
Interest income	2,644	10,699	10,578	44,768
Interest expense	(1,084,193)	(1,752,762)	(3,035,291)	(4,613,240)

Net loss	$(2,490,846)	$(6,710,851)	$(19,923,487)	$(27,494,457)

Net loss per common share:
Basic and diluted	$(0.05)	$(0.14)	$(0.39)	$(0.63)

Weighted average shares used in computing net loss per common share:
Basic and diluted	52,501,460	48,374,735	50,522,001	43,344,324

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